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                      MICRION CORPORATION AND SUBSIDIARIES            Exhibit 11
                 Statement of Computation of Per Share Earnings


                                            (UNAUDITED)                (UNAUDITED)
                                        For the three months       For the six months
                                         ended December 31,         ended December 31,
                                         1996          1997         1996         1997
                                        ------        ------       ------       ------
                                             (in thousands except per share data)

Net Income ......................       $  993        $  640       $1,975       $1,276

(a) Computation of Basic Earnings
     per Share:

Weighted average common
shares outstanding
  Common stock ..................        4,033         4,054        4,033        4,051
                                        ------        ------       ------       ------

Basic Earnings per Share ........       $ 0.25        $ 0.16       $ 0.49       $ 0.31
                                        ======        ======       ======       ======

(b) Computation of Diluted
     Earnings per Share:

Weighted average common
equivalent shares outstanding
  Common stock ..................        4,033         4,054        4,033        4,051
  Common stock equivalents:
    Warrants (1) ................           54            69           49           68
    Options (2) .................          125           267           85          257
                                        ------        ------       ------       ------
Weighted average common and
common equivalent shares
outstanding .....................        4,212         4,390        4,167        4,376
                                        ======        ======       ======       ======

 Diluted Earnings per Share .....       $ 0.24        $ 0.15       $ 0.47       $ 0.29
                                        ======        ======       ======       ======

(1) Warrants issued 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

(2) Options granted 11/94 through 9/97, less shares reacquired under the treasury stock method.




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